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                                                            Exhibit 99.3


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                        ADVANCED WIRELESS GROUP

                         FINANCIAL STATEMENTS

                           DECEMBER 31, 2001

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CONTENTS
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                                                                  PAGE

FINANCIAL STATEMENTS

     Report of Independent Accountants.........................      1

     Combined Balance Sheets...................................      2

     Combined Statements Of Operations.........................      3

     Combined Statements Of Cash Flows.........................      4

     Notes To Combined Financial Statements.................... 5 - 32




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                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Applied Digital Solutions, Inc. and Subsidiaries:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and cash flows present fairly, in all material respects, the financial position of the Advanced Wireless Group (the "Company"), comprised of businesses of Applied Digital Solutions, Inc. and Subsidiaries ("ADS") as described in the Basis of Presentation note 1 to the combined financial statements, at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has not generated positive cash flows from operations in either of the two years in the period ended December 31, 2001. Additionally, the Company does not have an available line of credit. These factors raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers LLP
St. Louis, Missouri
May 9, 2002


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                                                                        Page 1


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
                           ADVANCED WIRELESS GROUP
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                           COMBINED BALANCE SHEETS
                               (IN THOUSANDS)

                                 ASSETS

                                                            DECEMBER 31,
                                                           2001           2000
                                                      ---------       --------
CURRENT ASSETS
     Cash and cash equivalents                        $     596       $    206
     Accounts receivable
       (net of allowance for doubtful accounts
       of $296 in 2001 and $205 in 2000)                  5,402          5,263
     Inventories, net                                     5,819          5,370
     Other current assets                                   733            602
                                                      ---------       --------
TOTAL CURRENT ASSETS                                     12,550         11,441

PROPERTY AND EQUIPMENT, NET                              14,476          5,408

GOODWILL, NET                                            72,876         77,645

INVESTMENT IN AFFILIATE, NET                              6,779             --

OTHER ASSETS, NET                                           698            850
                                                      ---------       --------
                                                      $ 107,379       $ 95,344
                                                      =========       ========


         LIABILITIES AND NET INVESTMENT IN ADVANCED WIRELESS GROUP
CURRENT LIABILITIES
     Notes payable                                    $       4       $      2
     Current maturities of long-term debt                82,639             38
     Accounts payable                                     3,757          2,591
     Accrued expenses                                     2,044          1,829
                                                      ---------       --------
TOTAL CURRENT LIABILITIES                                88,444          4,460

LONG-TERM DEBT AND NOTES PAYABLE                          2,425          2,463
                                                      ---------       --------
TOTAL LIABILITIES                                        90,869          6,923

COMMITMENTS AND CONTINGENCIES
  (SEE NOTES 2, 3, 13 AND 17)

MINORITY INTEREST                                           394            612

ADS'S NET INVESTMENT IN ADVANCED WIRELESS GROUP          16,116         87,809
                                                      ---------       --------
                                                      $ 107,379       $ 95,344
                                                      =========       ========


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See the accompanying notes to combined financial statements.            Page 2



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
                            ADVANCED WIRELESS GROUP
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                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)




                                                     FOR THE YEARS
                                                   ENDED DECEMBER 31,
                                            2001           2000           1999
                                        --------        -------        -------
REVENUE
     Product revenue                    $ 33,220        $19,604        $14,380
     Service revenue                       2,518          2,647             --
                                        --------        -------        -------
          TOTAL REVENUE                   35,738         22,251         14,380

COST OF PRODUCTS AND SERVICES SOLD
     Cost of products sold                20,252         11,517          7,964
     Cost of services                      2,047          1,434             --
                                        --------        -------        -------
          TOTAL COST OF PRODUCTS AND
            SERVICES SOLD                 22,299         12,951          7,964

GROSS PROFIT                              13,439          9,300          6,416

     Selling, general and administrative
       expenses                           10,467          7,830          6,948
     Research and development              5,071          2,235             --
     Interest and Non-Cash Charges:
     Asset Impairment                        726             --             --
     Depreciation and amortization        12,331          2,962            565
     Interest income                         (17)           (26)
     Interest expense                      2,119            115             41

LOSS BEFORE PROVISION FOR
     INCOME TAXES AND MINORITY INTEREST  (17,258)        (3,816)        (1,138)

PROVISION FOR INCOME TAXES                    41             58             --

LOSS BEFORE MINORITY INTEREST            (17,299)        (3,874)        (1,138)

MINORITY INTEREST                           (217)            (4)          (170)
EQUITY IN NET LOSS OF AFFILIATE              327             --             --

NET LOSS                                $(17,409)       $(3,870)       $  (968)



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See the accompanying notes to combined financial statements.             Page 3
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
                                        ADVANCED WIRELESS GROUP
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                                   COMBINED STATEMENTS OF CASH FLOWS
                                            (IN THOUSANDS)

                                                                            FOR THE YEARS
                                                                          ENDED DECEMBER 31,
                                                                    2001           2000           1999
                                                                --------       --------         ------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                  $(17,409)      $ (3,870)        $ (968)
      Adjustments to reconcile net loss to net cash
       (used in) provided by operating activities:
            Asset Impairment                                         726             --             --
            Depreciation and amortization                         12,331          2,962            565
            Minority interest                                       (217)            (4)          (170)
            Non-cash compensation expense                            119
            Loss on sale of assets                                     7            132              8
            Equity in Net Loss of Affiliate                          327             --             --
            Change in assets and liabilities:
                (Increase) decrease in accounts receivable          (137)          (786)           750
                (Increase) decrease in inventories                  (449)         1,266            375
                (Increase) decrease in prepaid expenses and
                  other current assets                               169            114             74
                Increase (decrease) in accounts payable and
                  accrued expenses                                 1,337         (1,246)          (620)
                                                                --------       --------         ------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES               (3,196)        (1,432)            14

CASH FLOWS FROM INVESTING ACTIVITIES
      (Increase) decrease in patents and other assets                  3            (43)            18
      Proceeds from sale of assets                                    --             15             --
      Payments for property and equipment                         (1,310)          (758)          (106)
      Cash balances acquired from asset and business
        acquisition (net of cash used in purchase)                    --          1,852             --
                                                                --------       --------         ------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES               (1,307)         1,066            (88)

CASH FLOWS FROM FINANCING ACTIVITIES
      Amounts paid on notes payable                                   --           (179)          (747)
      Net proceeds from long-term debt                                11             --             --
      Net transactions with ADS                                    4,882            612            959
                                                                --------       --------         ------
NET CASH PROVIDED BY FINANCING ACTIVITIES                          4,893            433            212

NET INCREASE IN CASH AND CASH EQUIVALENTS                            390             67            138

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                        206            139              1

CASH AND CASH EQUIVALENTS - END OF YEAR                         $    596       $    206         $  139

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Income taxes paid                                         $     28       $    106             --
      Interest paid                                                  529            115         $   41


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See the accompanying notes to combined financial statements.                                    Page 4



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                           ADVANCED WIRELESS GROUP
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                   NOTES TO COMBINED FINANCIAL STATEMENTS
                         DECEMBER 31, 2001 AND 2000
                               (IN THOUSANDS)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     On November 1, 2001, the Board of Directors of Applied Digital Solutions, Inc. (ADS) approved in principle a plan for its wholly-owned subsidiary, Digital Angel Corporation (Digital Angel) to merge with Medical Advisory Systems, Inc. (MAS). Under the plan, ADS will also contribute all of its stock in Timely Technology Corporation (Timely Technology) and Signature Industries, Limited (Signature Industries) to MAS. Digital Angel, Timely Technology and Signature Industries are collectively referred to as the Advanced Wireless Group (the Company). At December 31, 2001, ADS owned 16.6% of MAS, which was acquired on February 27, 2001. At the effective time of the merger, options and warrants to purchase stock in Digital Angel will be converted into rights to purchase MAS stock. Subsequent to the merger, MAS will be renamed "Digital Angel Corporation".

     On June 1, 1998, ADS purchased an 85% interest in Signature Industries, a United Kingdom company and accounted for this acquisition under the purchase method. Signature Industries is a manufacturer of communication and safety devices which are supplied to Search and Rescue Beacon Equipment (SARBE) and armed forces worldwide.

     On April 1, 2000, ADS acquired 100% of the common shares of Timely Technology. Timely Technology's business consisted of software consulting and development services as well as monthly hosting services.

     On September 8, 2000, ADS acquired a 100% interest in Destron Fearing Corporation. Destron Fearing is a producer of animal tracking and identification technology. Their products include ear tags and implantable microchips that use radio frequency for transmission. On September 8, 2000, Digital Angel was merged into Destron and Destron's name was changed to Digital Angel.

     On March 27, 2002, Digital Angel merged with MAS. Pursuant to the merger agreement, ADS contributed all of its stock in Timely Technology and Signature Industries to MAS. In satisfaction of a condition to the consent to the merger by IBM Credit Corporation (IBM Credit), ADS' lender, ADS transferred to a Delaware business trust controlled by an advisory board all shares of MAS common stock owned by it and, as a result, the trust has legal title to approximately 77.15% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until ADS' obligations to IBM Credit are repaid in full. ADS retained
     beneficial ownership of the shares.   The merger will be accounted
     for using the purchase method of accounting as a reverse acquisition of MAS by ADS.

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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)



     Signature Industries, Timely Technology and Digital Angel, all of which are substantially wholly-owned subsidiaries of and under the common control of ADS at December 31, 2001, have been included in the combined balance sheets and statements of operations and of cash flows of the Advanced Wireless Group since their respective acquisitions. ADS's historical cost basis of the assets and liabilities of the Advanced Wireless Group has been reflected in these combined financial statements.

     The financial statements include the financial position, results of operations and cash flows of the Advanced Wireless Group. The financial information in these financial statements include an allocation of expenses incurred by ADS on behalf of the Advanced Wireless Group as discussed in the related party section of this Note. However, these financial statements may not necessarily be indicative of the results that have occurred had the Advanced Wireless Group been a separate, independent entity during the periods presented or of future results of the Advanced Wireless Group.

     The Advanced Wireless Group is engaged in the business of developing and bringing to market proprietary technology used to identify, locate and monitor people, animals and objects. The Advanced Wireless Group is currently organized into four segments:
     Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications. Digital Angel operates the Animal Tracking and Digital Angel Technology segments. Timely Technology operates the Digital Angel Delivery System segment. Signature Industries operates the Radio Communication and Other segment.

     ANIMAL TRACKING - develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by the Animal Tracking Business are electronic ear tags, and implantable microchips that use radio frequency transmission.

     DIGITAL ANGEL TECHNOLOGY - develops and markets advanced technology to gather location data and local sensory data and to communicate that data to an operation center. The Digital Angel technology is actually the combination of three technologies: wireless communication (e.g. cellular), sensors (including bio-sensors) and position location technology (including GPS and other systems). The Company plans to introduce this Digital Angel technology into a variety of products to suit different applications ranging from medical monitoring to asset management. The Company began the rollout of Digital Angel on November 26, 2001.



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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)


     DIGITAL ANGEL DELIVERY SYSTEM - following the communication of data to the operations center, the Digital Angel Delivery System manages the data in an application-specific format. The Digital Angel Delivery System works by combining software that is responsible for data collection and delivery with the advanced infrastructure needed to operate it. This segment also provides webhosting and transaction processing support services. For example, medical applications gather bio-readings such as pulse and temperature, and communicate that data, along with location data, to a ground station or call center. If the readings suggest a critical health situation, emergency aid could be dispatched. For the pet location applications, the location information is available via call center or a secure Internet site.

     RADIO COMMUNICATIONS AND OTHER - consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) and other electronic components.

     SUMMARY OF ACCOUNTING POLICIES

     Significant accounting policies, which conform to generally accepted accounting principles in the United States and are applied on a consistent basis among all years presented, are described below.

     PRINCIPLES OF COMBINATION

     The financial statements of the Advanced Wireless Group include two wholly-owned subsidiaries and one majority-owned subsidiary of ADS. All significant intercompany transactions have been eliminated.

     USE OF ESTIMATES

     The preparation of the financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

     FOREIGN CURRENCIES

     The Company's foreign subsidiary uses their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss which is a component of ADS's Net

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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)



     Investment in Advanced Wireless Group (See Note 12).

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred. Transaction gains and losses have not been material.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES, NET

     Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

     PROPERTY AND EQUIPMENT, NET

     Property and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line method. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 30 years and software and equipment is depreciated over periods ranging from 2 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

     GOODWILL, NET

     Goodwill and other intangible assets are carried at cost and are amortized on a straight-line basis, over the estimated future periods to be benefitted (ranging from 5 to 10 years). In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods of 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $4,124 and $974, respectively. The Company reviews goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. Included in factors to be considered are significant customer losses, changes in profitability due to sudden


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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)


     economic or competitive factors, change in management's strategy for the business unit, or other factors arising in the quarterly period.

     The Company annually performs undiscounted cash flow analyses to determine if an impairment exists. Earnings before interest, taxes, depreciation and amortization is used as the measure of cash flow for these analyses. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on discounted cash flows. The discount rate utilized by the Company would be the rate of return expected from the market or the rate of return for a similar investment with similar risks. As of December 31, 2001, the net book value of goodwill is $72,876. Based on two independent valuations of the Company and the market value of the stock exchanged in the merger, we believe this goodwill is not impaired.

     REVENUE RECOGNITION

     For software consulting and development services, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company provides warranties on certain of its products. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs and utilizing historical experience. The Company does not offer a warranty policy for services to customers.


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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)


     RESEARCH AND DEVELOPMENT

     Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.


     INCOME TAXES

     The Company's domestic subsidiaries are included in the consolidated federal income tax return filed by ADS. U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to the Company in accordance with ADS's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of ADS to the Company to the extent such components were generated by or related to the Company. The Company accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes.

     COMPREHENSIVE LOSS

     The Company's comprehensive loss consists of foreign currency translation adjustments, and is reported in Net Investment in Advanced Wireless Group (See Note 12).

     RELATED PARTY ACTIVITY

     Cash Management - The Company participates in a centralized cash management system administered by ADS. Cash deposits from the Company are transferred to ADS on a daily basis and ADS funds the Company's disbursement bank accounts as required. Unpaid balances of checks are included in accounts payable. Interest is charged or credited on transactions with ADS.

     Shared Services - ADS provides certain general and administrative services to the Company including finance, legal, benefits and other miscellaneous items. The costs of these services are included in the Company's Combined Statement of Operations based on utilization, which management believes to be reasonable. Cost of these services to the Company were $771 and $262 for 2001 and 2000, respectively.

     ADS's Net Investment in Advanced Wireless Group - Included in ADS's net investment in the Advanced Wireless Group are cumulative translation adjustments of $186 and $318 as of December 31, 2001 and 2000, respectively. Also included in


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ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



     ADS's net investment in the Advanced Wireless Group are advances to and from ADS. (See Note 12)

     IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement is effective for fiscal years commencing after June 15, 2000. In June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of SFAS statement 133, which addresses implementation issues experienced by those companies that adopted SFAS 133 early. The Company adopted these statements as of January 1, 2001 and, because the Company does not use derivative instruments, the adoption of these statements did not have any effect on its results of operations, cash flows and financial position.

     In July 2001, the FASB issued SFAS, 141 Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to July 1, 2001, on January 1, 2002. The adoption of these standards will have the impact of reducing the Company's amortization of goodwill commencing January 1, 2002.
      Amortization of $9,790 was recorded for the year ended December 31, 2001. The Company is in the process of completing its impairment analysis. Future impairment reviews may result in periodic write-downs.


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ADVANCED WIRELESS GROUP
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Notes To Combined Financial Statements (Continued)


     In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of SFAS 143 will have a material impact on its operations or financial position.

     In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Company's operations or financial position.

     In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The Company does not expect that the adoption of SFAS 145 will have a material impact on its operations or financial position.



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                                                                     Page 12

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



2.   DEBT COVENANT COMPLIANCE AND LIQUIDITY

     ADS maintains a term and revolving credit agreement with IBM Credit. The IBM Credit agreement provides for a USA revolving credit line, a Canadian revolving credit line and certain term notes. Under the credit agreement in effect at December 31, 2001, IBM Credit maintains liens and security interests in the outstanding capital stock of the businesses comprising the Advanced Wireless Group as well as liens on and security interests in the assets of the Advanced Wireless Group. These liens and security interests collateralize borrowings under the USA revolving credit line and term loans.

     ADS was not in compliance with various financial covenants at June 30, 2001 September 30, 2001 and December 31, 2001. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001,
     December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively until April 2, 2002. As part of the amendments to the agreement with IBM Credit, warrants to acquire 1.2 million shares of Digital Angel common stock valued at $0.3 million were issued to IBM Credit in April 2001.

     As a result of the events of default by ADS under the IBM credit agreement and continued operating losses in fiscal 2001, it was determined during the third quarter of fiscal 2001, that substantial doubt about ADS's ability to continue as a going concern exists. At December 31, 2001, outstanding borrowings under the USA revolving credit line and term loans totaled $82,555. ADS does not currently have the funds available to repay the borrowings under the IBM credit agreement. Accordingly, the $82,555 of outstanding borrowings was allocated to the Advanced Wireless Group at September 30, 2001 and has been reflected as a current obligation in the December 31, 2001 combined balance sheet. Interest associated with the borrowings was allocated to the Advanced Wireless Group for the period from September 30, 2001 through December 31, 2001.

     The Company has suffered significant losses from operations and has not generated positive cash flows from operations in either of the two years in the period ended December 31, 2001.
     Additionally, the Company does not have an available line of credit and there can be no assurance that the Company will have access to funds necessary to provide for its ongoing operating expenses to the extent not provided from its ongoing operating revenue. These factors raise substantial doubt about the Company's abilty to continue as a going concern.


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                                                                     Page 13

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)


     On March 1, 2002, ADS and Digital Angel Share Trust, a newly created Delaware business trust, entered into a new credit agreement (new Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between Digital Angel Corporation and MAS. On March 27, 2002, upon completion of the merger between Digital Angel and MAS, in satisfaction of a condition to the consent to the merger by IBM Credit, ADS transferred to the trust, which is controlled by an advisory board, all shares of MAS common stock owned by it and, as a result, the trust has legal title to approximately 77.15% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the entire amount of ADS' obligations to IBM Credit are repaid in full. ADS retained beneficial ownership of the shares. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit in the event ADS fails to make payments, or otherwise defaults, under the new Credit Agreement. Such liquidation of the shares of MAS common stock will be in accordance with the SEC rules and regulations governing affiliates.

     Under the terms of the agreement and plan of merger with MAS, the common stock and assets of the three subsidiaries comprising the Advanced Wireless Group will be released from all liens and security interests under the new IBM Credit Agreement. As such, the Advanced Wireless Group will have no obligations to repay any amounts under the new IBM Credit Agreement.

3.   ACQUISITIONS AND DISPOSITIONS

     The following represents acquisitions within the Advanced Wireless Group which were purchased by ADS:

                                                                               Value of
                                                                                Shares,
                                                                               Warrants     Common/
                                                                              & Options   Preferred
                                Date Of   Percent Acquisition           Cash  Issued Or   Shares of  Goodwill
                            Acquisition  Acquired       Price  Consideration   Issuable  ADS Issued  Acquired  Business Description
                            --------------------------------------------------------------------------------------------------------
2000 Acquisitions
Timely Technology Corp.        04/01/00      100%       6,281           375       5,906       8,482     5,954  Software consulting
                                                                                                               and development
                                                                                                               service provider
Destron Fearing Corporation    09/08/00      100%      84,534         1,264      83,270      20,821    74,729  Animal identification
                                                                                                               and microchip
                                                                                                               technology company


     In each of the above transactions, the value of the consideration paid by ADS was in accordance with the acquisition agreement. Based on the contractually agreed to amounts, ADS calculated the number of ADS shares issued to the sellers as of the closing date. The price of the ADS's common stock used to determine the number of shares issued was either the closing price set on a fixed date or based on a formula as specified in the agreements.


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                                                                     Page 14

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



     All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the combined financial statements reflect the results of operations of each company from the date of acquisition. The costs of acquisitions include all payments according to the acquisition agreements plus costs for investment banking services, legal and accounting services that were direct costs of acquiring these assets.

     Goodwill resulting from these acquisitions is being amortized on a straight-line basis over periods ranging from five to ten years. In conjunction with Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to acquisitions and effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. In addition, as part of the Company's on-going review of the carrying value of goodwill, the Company recorded an impairment charge of $726 during 2001.

     EARNOUT AND PUT AGREEMENTS

     The Timely Technology agreement includes additional consideration contingent on future profits. Upon earning this additional consideration, the value will be recorded as additional goodwill. In connection with the earnout, assuming all earnout profits are achieved, ADS is contingently liable for additional consideration of approximately $3,610 in 2002 which would be payable by ADS in shares of ADS's common stock.

     MAJOR ACQUISITION

     On September 8, 2000, the Advanced Wireless Group completed the acquisition of Destron Fearing Corporation through a merger of its wholly-owned subsidiary, Digital Angel into Destron Fearing. As a result of the merger, Destron Fearing became a wholly-owned subsidiary of ADS and was renamed Digital Angel Corporation. In connection with the merger, each outstanding share of Destron Fearing common stock was exchanged for 1.5 shares of ADS's common stock, with fractional shares settled in cash. In addition, outstanding options and warrants to purchase shares of Destron Fearing common stock were converted into a right to purchase that number of shares of ADS common stock that the holders would have been entitled to receive had they participated in the merger. ADS issued 20.5 million shares of its common stock in exchange for all the outstanding stock of Destron Fearing and 0.3 million shares of its common stock as a transaction fee. ADS will issue up to 2.7 million shares of its common stock upon the exercise of the


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                                                                     Page 15

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



     Destron Fearing options and warrants. The aggregate purchase price of approximately $84.5 million, including the liabilities assumed, was allocated to the identifiable assets with the remainder of $74.7 million recorded as goodwill, which is being amortized over 10 years.

     See Note 20 for the unaudited pro forma effect of the acquisitions.

     OTHER INVESTMENTS

     On February 27, 2001, ADS acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of ADS's common stock. As of December 31, 2001, ADS controlled two of the seven board seats. ADS is the single largest shareholder and is accounting for this investment under the equity method of accounting. The excess of the purchase price over the estimated fair value of the shares acquired was approximately $7.0 million (goodwill) and was being amortized on a straight-line basis over five years.

     As a result of the merger between Digital Angel Corporation and MAS, which became effective on March 27, 2002, ADS now owns 77.15% of the newly combined company. In satisfaction of a condition to the consent to the merger by IBM Credit, ADS transferred to a Delaware business trust controlled by an advisory board all shares of the MAS common stock owned by it and, as a result, the trust has legal title to approximately 77.15% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until ADS's obligations to IBM Credit are repaid in full. ADS has retained beneficial ownership of the shares. See Notes 2 and 9.

4.   INVENTORIES, NET


                                                           2001           2000
                                                        -------        -------
Raw materials                                           $ 1,474        $ 1,374
Work in process                                             176            183
Finished goods                                            5,611          4,992
                                                        -------        -------
                                                          7,261          6,549

Less: Allowance for excess and obsolescence              (1,442)        (1,179)
                                                        -------        -------
                                                        $ 5,819        $ 5,370
                                                        =======        =======


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                                                                     Page 16

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



5.   OTHER CURRENT ASSETS

                                                         2001        2000
                                                        -----       -----
Prepaid expenses and other current assets               $ 491       $ 388
Deposits                                                  242         214
                                                        -----       -----
                                                        $ 733       $ 602
                                                        =====       =====


6.   PROPERTY AND EQUIPMENT, NET

                                                           2001           2000
                                                       --------        -------
Land                                                   $    278        $   278
Building and leasehold improvements                       3,783          3,109
Equipment and furniture                                   3,573          2,892
Software                                                  9,865             --
                                                       --------        -------
                                                         17,499          6,279
Less:  Accumulated depreciation                          (3,023)          (871)
                                                       --------        -------
                                                       $ 14,476        $ 5,408
                                                       ========        =======

     Included above are vehicles and equipment acquired under capital lease obligations in the amount of $690 and $286 at December 31, 2001 and 2000, respectively. Related accumulated depreciation amounted to $437 and $192 at December 31, 2001 and 2000, respectively.

     Depreciation charged against income amounted to $2,392, $428 and $309 for the years ended December 31, 2001, 2000 and 1999, respectively.

     During 2001, the Company disposed of assets with accumulated depreciation of $34.


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                                                                     Page 17

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



7.   GOODWILL, NET

     Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased.


                                            2001           2000
                                       ---------       --------
      Original balance                 $  85,201       $ 80,578
      Less goodwill impairment              (726)            --
      Accumulated amortization           (11,599)        (2,933)
                                       ---------       --------
      Carrying value                   $  72,876       $ 77,645
                                       =========       ========

     Amortization expense, including goodwill amortization of $1,161 in 2001 associated with the Company's equity investment in MAS, amounted to $9,790, $2,529 and $256 for the years ended
     December 31, 2001, 2000 and 1999, respectively.

     ADS has entered into various earnout arrangements with the selling stockholders of Timely Technology. This arrangement provides for additional consideration to be paid in future years if certain earnings levels are met. These amounts are added to goodwill as earned. These earnout arrangements totaled $5,041 for 2001 and was paid through the issuance of 8,267 shares of ADS Common stock.


8.   OTHER ASSETS, NET

                                                2001           2000
                                               -----          -----
      Patents and other amortizable assets     $ 373          $ 373

      Less: Accumulated amortization            (154)            (5)
                                               -----          -----
                                                 219            368
      Other investments                          435            434
      Other                                       44             48
                                               -----          -----
                                               $ 698          $ 850
                                               =====          =====

     Patents and other amortizable assets are amortized on a straight-line basis over lives ranging from two to fifteen years.
     Amortization of other assets charged against income amounted to $149 and $5 for the years ended December 31, 2001 and 2000, respectively.



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                                                                     Page 18

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



9.   NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable of $4 consists of an unsecured note due on demand.

     Long-term debt consists of the following:


                                                             2001         2000
                                                          -------      -------
      Mortgage notes payable, collateralized by land
        and building, payable in monthly installments of
        principal and interest totaling $.03, bearing
        interest at 8.18% in 2000, due through
        November 2010                                     $ 2,465      $ 2,501
      Capital lease obligations                                44           --
      Less: Current maturities                                 84           38
                                                          -------      -------
                                                          $ 2,425      $ 2,463
                                                          =======      =======

     The scheduled maturities of long-term debt at December 31, 2001 are as follows:


      Year                                Amount
      ----                                ------
      2002                                    84
      2003                                    43
      2004                                    46
      2005                                    50
      2006                                    54
      Thereafter                           2,232
                                           -----
                                           2,509
                                           =====

     Interest expense on the long and short-term notes payable amounted to $529, $115 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.


10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value because of the short maturity of those instruments.



----------------------------------------------------------------------------
                                                                     Page 19

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



     NOTES PAYABLE

     The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

     LONG-TERM DEBT

     The carrying amount approximates fair value because the interest rate approximates the current rate at which the Company could borrow funds on a similar note.

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The carrying amount approximates fair value because of the short-term nature of those items.

11.  INCOME TAXES

     The provision for income taxes consists of:

                                                   2001           2000            1999
                                                  -----         ------          ------
      Current:
        United States at statutory rates          $  41         $   58          $   --
        International                                --             --              --
        Current income tax provision (credit)        41             58              --
      Deferred:
        United States                                --             --              --
        International                                --             --              --
        Deferred income taxes provision (credit)     --             --              --
                                                  -----         ------          ------
                                                  $  41         $   58          $   --
                                                  =====         ======          ======

     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                              2001           2000
                                           -------       --------
      Deferred Tax Assets:
        Liabilities and reserves           $   299       $     29
        Net operating loss carryforwards     4,023          2,107
        Gross deferred tax assets            4,322          2,136
        Valuation allowance                 (4,322)        (2,136)
                                           -------       --------
      Net Deferred Tax Asset               $    --       $     --
                                           =======       ========




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                                                                     Page 20

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



     Domestic and international income (loss) from continuing operations before provision for income taxes and minority interest consists of:

                                           2001           2000
                                     ----------       --------
      Domestic                       $  (15,811)      $ (3,788)
      International                      (1,447)           (28)
                                     ----------       --------
                                     $  (17,258)      $ (3,816)
                                     ==========       ========

     At December 31, 2001, the Company had aggregate net operating loss carryforwards of approximately $10.2 million for income tax purposes which expire in various amounts through 2021. Approximately $4 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. In addition, given the ownership structure of the Company post-transaction, the Company will not be included in ADS's consolidated tax return which could further limit the utilization of the net operating loss carryforwards. The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

                                                              2001        2000        1999
                                                              ----        ----        ----
      Statutory rate                                           34%         34%         34%
      Non-deductible goodwill amortization                    (18)        (23)         (2)
      State income taxes, net of federal benefits              (1)         (1)         --
      International tax rates different from the
        the statutory US federal rate                          (3)         --          (3)
      Change in deferred tax asset valuation
        allowance                                             (11)        (14)        (28)
      Other                                                    (1)          2          (1)
                                                              ---         ---         ---
                                                                0%         (2)%         0%


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                                                                     Page 21

ADVANCED WIRELESS GROUP
----------------------------------------------------------------------------
Notes To Combined Financial Statements (Continued)



12.  NET INVESTMENT IN ADVANCED WIRELESS GROUP

     The following analyzes ADS's net investment in the businesses comprising the Advanced Wireless Group for the years ended
     December 31, 2001, 2000 and 1999:

                                                                                                ACCUMULATED     TOTAL NET
                                                                                   PARENT          OTHER      INVESTMENT IN
                                                                 (ACCUMULATED    INVESTMENT    COMPREHENSIVE     ADVANCED
                                                                   DEFICIT)     IN SUBSIDIARY      LOSS       WIRELESS GROUP
                                                               -------------------------------------------------------------
      BALANCE - DECEMBER 31, 1998                                  $    547       $  4,978        $    22       $  5,547
            Net Income (loss)                                          (968)            --             --           (968)
            Comprehensive income -
              Foreign currency translation                               --             --            (25)           (25)
                                                               -------------------------------------------------------------
            Total comprehensive loss                                   (968)                          (25)          (993)
            Net transactions with ADS                                    --          1,020             --          1,020

      ----------------------------------------------------------------------------------------------------------------------

      BALANCE - DECEMBER 31, 1999                                  $   (421)      $  5,998        $    (3)      $  5,574
            Acquisition of Digital Angel                                 --         84,621             --         84,621
            Acquisition of Timely Technology                             --          1,240             --          1,240
            Net loss                                                 (3,870)            --             --         (3,870)
            Comprehensive loss -
              Foreign currency translation                               --             --           (318)          (318)
                                                                   --------                       --------------------------
            Total comprehensive loss                                 (3,870)                         (318)        (4,188)
            Net transactions with ADS                                    --            562             --            562
      ----------------------------------------------------------------------------------------------------------------------

      Balance - December 31, 2000                                  $ (4,291)      $ 92,421        $  (321)      $ 87,809
            Net loss                                                (17,409)            --             --        (17,409)
            Comprehensive loss -
              Foreign currency                                           --             --           (186)          (186)
                                                                   --------                       --------------------------
            Total comprehensive loss                                (17,409)                         (186)       (17,595)
            MCY Software Purchase                                        --          9,865             --          9,865
            IBM Debt                                                     --        (82,555)            --        (82,555)
            IBM Debt Interest                                            --          1,591             --          1,591
            Timely Technology Earnouts                                   --          5,041             --          5,041
            Digital Angel Stock Warrants                                 --            300             --            300
            Investment in MAS                                            --          8,250             --          8,250
            Stock Option Repricing                                       --            119             --            119
            Net advances (to) from ADS                                   --          3,291             --          3,291
      ----------------------------------------------------------------------------------------------------------------------

      BALANCE - DECEMBER 31, 2001                                  $(21,700)      $ 38,323        $  (507)      $ 16,116
      ======================================================================================================================

     Included in Net Investment in Advanced Wireless Group are advances to and from ADS and the Advanced Wireless Group as follows:



----------------------------------------------------------------------------
                                                                     Page 22

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


                                           2001           2000
      --------------------------------------------------------
      Due from ADS                     $    263       $     97
      Due to ADS                         (5,140)        (1,683)
      IBM Debt Interest                  (1,591)            --
      --------------------------------------------------------
      Net due to ADS                   $ (6,468)      $ (1,586)


13.  NET COMMITMENTS AND CONTINGENCIES

     Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $696, $569 and $550 for the years ended December 31, 2001, 2000 and 1999 respectively.

     The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2001 are:

                                         MINIMUM     EMPLOYMENT
      YEAR                       RENTAL PAYMENTS      CONTRACTS
      ---------------------------------------------------------
      2002                                   659            350
      2003                                   514             50
      2004                                   356             --
      2005                                   312             --
      2006                                   312             --
      Thereafter                          11,108             --
      ---------------------------------------------------------
                                          13,261            400


14.  PROFIT SHARING PLAN

     The Company participates in the 401(k) plan of ADS. ADS has a 401(k) Plan for the benefit of eligible United States employees. ADS has made no contributions to the 401(k) Plan.

     Signature operates certain defined contribution pension plans. The Company's expense relating to the plans approximated $175, $135 and $108 for the years ended December 31, 2001, 2000 and 1999, respectively.


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                                                                Page 23

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


15.  STOCK OPTIONS AND WARRANTS

     During 1999, Digital Angel adopted a non-qualified stock option plan (the Option Plan). Under the Option Plan, options for 5.5 million common shares were authorized for issuance to certain officers and employees of Digital Angel at December 31, 2001 and 2000 respectively, of which 5.4 million have been issued through December 31, 2001. The options may not be exercised until one to two years after the options have been granted, and are exercisable for a period of ten years. In conjunction with the completion of the merger, all outstanding and unexercised options of Digital Angel will be converted into an option to purchase shares of MAS common stock having the same terms and conditions as in effect prior to the completion of the merger.

     A summary of stock option activity for 2001, 2000 and 1999 is as follows:

                                                  2001                          2000                         1999
---------------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED-                     Weighted-                     Weighted-
                                                        AVERAGE                       Average                       Average
                                                       EXERCISE                      Exercise                      Exercise
                                          SHARES          PRICE         Shares          Price         Shares          Price
---------------------------------------------------------------------------------------------------------------------------
      Outstanding on January 1             4,630        $  0.36          2,425         $ 0.05                         $   -
      Granted                                920           0.63          2,205           0.71          2,425           0.05
      Exercised                                -              -              -              -              -              -
      Forfeited                             (125)         (0.28)             -              -              -              -
      Outstanding on December 31           5,425           0.41          4,630           0.36          2,425           0.05

      Exercisable on December 31           4,555           0.37          2,155           0.05              -              -

      Shares available on December 31
        for options that may be granted       75                           870                         3,075



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                                                                Page 24

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


     The following table summarizes information about Digital
     Angel stock options at December 31, 2001:

                                                              OUTSTANDING STOCK OPTIONS                 EXERCISABLE STOCK
                                                         ------------------------------------         ---------------------
                                                                     WEIGHTED-
                                                                       AVERAGE      WEIGHTED-                     WEIGHTED-
                                                                     REMAINING        AVERAGE                       AVERAGE
      RANGE OF                                                     CONTRACTUAL       EXERCISE                      EXERCISE
      EXERCISE                                           SHARES           LIFE          PRICE         SHARES          PRICE
      ---------------------------------------------------------------------------------------------------------------------

      $0.01 to $0.50                                      2,425           9.06         $ 0.05          2,425         $ 0.05
      $0.51 to $1.00                                      3,000           9.79           0.70          2,130           0.73
                                                         ------------------------------------------------------------------

      $0.01 to $1.00                                      5,425                        $ 0.41          4,555         $ 0.37
                                                         ======                        ======          ====================

     ADS has a non-qualified option plan (the ADS Plan). Under the ADS Plan, options for ten million common shares were authorized for issuance to certain officers and employees of ADS which include officers and employees of the Advanced Wireless Group. Under the ADS Plan, 373, 325 and 0 options were granted to officers and employees of the Company during 2001, 2000 and 1999, respectively. The options may not be exercised until one to three years after the grant date and are exercisable for a period of five years.

     A summary of stock option activity in 2001, 2000 and 1999 for the ADS Plan as it relates to the Advanced Wireless Group employees is as follows:

                                                  2001                          2000                         1999
      ---------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED-                     Weighted-                    Weighted-
                                                        AVERAGE                       Average                      Average
                                                       EXERCISE                      Exercise                     Exercise
                                          SHARES          PRICE         Shares          Price         Shares         Price
      ---------------------------------------------------------------------------------------------------------------------

      Outstanding on January 1               389        $  3.52             85        $  3.09            100        $  3.09
      Granted                                373           0.67            325           3.59              -              -
      Exercised                                -              -            (21)          2.75              -              -
      Forfeited                               (3)          1.09              -              -            (15)          3.09
      Outstanding on December 31             759           2.13(1)         389           3.52             85           3.09

      Exercisable on December 31             323        $  3.19             50        $  3.09              -        $     -

     (1) Options to acquire 429 shares of ADS common stock were re-priced during 2001. See Note 16.

     The following table summarizes information about stock options under the ADS Plan as it relates to the Advanced Wireless Group employees at December 31, 2001:



-----------------------------------------------------------------------
                                                                Page 25

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)

                                   OUTSTANDING STOCK OPTIONS                EXERCISABLE STOCK
                              ------------------------------------        ----------------------
                                          WEIGHTED-
                                            AVERAGE      WEIGHTED-                     WEIGHTED-
                                          REMAINING        AVERAGE                       AVERAGE
      RANGE OF                          CONTRACTUAL       EXERCISE                      EXERCISE
      EXERCISE                SHARES           LIFE          PRICE         SHARES          PRICE
      ------------------------------------------------------------------------------------------
      $0.01 to $3.00             526           5.06         $ 1.24            179         $ 2.75
      $3.01 to $6.00             173           3.99           3.32            124           3.29
      $6.01 to $8.00              60           5.06           6.53             20           6.53
                              ------------------------------------------------------------------

      $0.01 to $1.00             759                        $ 2.13            323         $ 3.19
                              ======                        ======         =====================

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under SFAS 123, Accounting for Stock-Based Compensation, the Company's net income applicable to common stockholders and earnings per common and common equivalent share would have been reduced. The pro forma amounts are indicated below:

                                           2001           2000           1999
                                      ---------------------------------------
      NET LOSS
           As reported                $ (17,409)      $ (3,870)        $ (968)
           Pro forma                    (17,674)        (4,003)          (991)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants under the Option Plan in 2001, 2000 and 1999: dividend yield of 0% for the three years; expected volatility of 0% for the three years; risk-free interest rate of 4.49%, 4.98% and 6.36% for 2001, 2000 and 1999 respectively; and expected lives of ten years for the two years ended December 31, 2001 and five years for the year ended December 31, 1999. The weighted-average fair value of options granted was $.03 for the two years ended December 31, 2001 and $0.00 for the year ended December 31, 1999. The weighted average assumptions used for grants under the ADS Plan in 2001 and 2000 are as follows: dividend yield of 0% for the two years; expected volatility of 68.75% and 53.32% for 2001 and 2000, respectively; risk-free interest rate of 4.49% and 4.98% for 2001 and 2000, respectively; and expected lives of 5 years for the two years. The weighted average fair value of the ADS options granted was $0.44 and $1.01 for the years ended December 31, 2001 and 2000, respectively.



-----------------------------------------------------------------------
                                                                Page 26

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)

     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

     During 1999, ADS adopted a qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for
     3.0 million common shares were authorized for issuance to substantially all full-time employees of the Advanced Wireless Group, of which 1.0 million shares have been issued and exercised through December 31, 2001. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.


16.  NON-CASH COMPENSATION EXPENSE

     Non-cash compensation expense of $119 has been included in selling, general and administrative expenses for 2001. The expense resulted primarily from re-pricing 429 ADS stock options during 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

17.  LEGAL PROCEEDINGS

     ADS is party to various legal proceedings. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position, results of operations, cash flows or overall trends in results of the Advanced Wireless Group as none of the legal proceedings relate to Advanced Wireless
     Group.

18.  SUPPLEMENTAL CASH FLOW INFORMATION

     In the years ended December 31, 2001 and 2000, the Advanced
     Wireless Group had the following noncash investing and financing activities:



-----------------------------------------------------------------------
                                                                Page 27

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)

                                                     2001      2000
                                                   -----------------
     Assets acquired for ADS common stock          $17,823         -

     Assets acquired for long-term debt and
       capital leases                                    -    $1,992

     ADS has entered into various earnout arrangements with the selling stockholders of Timely Technology. During 2001, the Timely
     Technology earned $5,041 for their earnout, which was paid through the issuance of 8,267 shares of ADS's common stock.

     During 2001, ADS issued 11.8 million shares of ADS common stock in consideration for an exclusive perpetual license to a digital encryption and distribution software system and contributed the license to Advanced Wireless Group.

19.  SEGMENT INFORMATION

     Prior to 2000, the Company operated in one segment. With the acquisition of two companies in 2000, the Company now operates in four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand alone segment operating income.



-----------------------------------------------------------------------
                                                                Page 28

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)

                                                        FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                  (IN THOUSANDS)
                                        --------------------------------------------------------------------
                                                                                        RADIO
                                          ANIMAL  DIGITAL ANGEL  DIGITAL ANGEL COMMUNICATIONS
                                        TRACKING     TECHNOLOGY       DELIVERY      AND OTHER       COMBINED
                                        --------------------------------------------------------------------

      Product revenue                   $ 22,074        $     -        $     2       $ 11,144       $ 33,220

      Service revenue                          -              -          2,518              -          2,518
      ------------------------------------------------------------------------------------------------------

      Segment revenue                   $ 22,074        $     -        $ 2,520       $ 11,144       $ 35,738
      ======================================================================================================

      Depreciation and amortization     $  9,385        $    25        $ 2,310       $    611       $ 12,331

      Interest income                         (4)             -            (13)             -            (17)

      Interest expense                     1,777              2            215            125          2,119

      Loss from operations before
        provision for income taxes
        and minority interest             (9,806)        (4,040)        (1,965)        (1,447)       (17,258)

      Segment assets                      86,918            104         14,574          5,783        107,379

      Expenditures for property and
        equipment, net                       947              -            188            175          1,310



                                                        FOR THE YEAR ENDED DECEMBER 31, 2000
                                                                  (IN THOUSANDS)
                                        --------------------------------------------------------------------
                                                                                        RADIO
                                          ANIMAL  DIGITAL ANGEL  DIGITAL ANGEL COMMUNICATIONS
                                        TRACKING     TECHNOLOGY       DELIVERY      AND OTHER       COMBINED
                                        --------------------------------------------------------------------

      Product revenue                    $ 6,618        $     -        $     -       $ 12,986      $  19,604
      Service revenue                          -              -          2,647              -          2,647
      ------------------------------------------------------------------------------------------------------

      Segment revenue                    $ 6,618        $     -        $ 2,647       $ 12,986      $  22,251
      ======================================================================================================

      Depreciation and amortization      $ 2,314        $    15        $   120       $    513      $   2,962
      Interest income                         (7)             -             (2)           (17)           (26)
      Interest expense                        62              -              3             50            115
      Income (loss) from operations
        before provision for income
        taxes and minority interest       (2,335)        (2,038)           584            (27)        (3,816)

      Segment assets                      85,837            104          1,740          7,663         95,344
      Expenditures for property
        and equipment                        241             59            250            208            758


-----------------------------------------------------------------------
                                                                Page 29

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


     Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended
     December 31, 2001, 2000 and 1999 was as follows (in thousands):


                                                             UNITED
                                       UNITED STATES        KINGDOM       COMBINED
                                       -------------------------------------------
2001
Net revenue                                 $ 24,594       $ 11,144       $ 35,738
Long-lived assets excluding goodwill          13,558            918         14,476
                                       -------------------------------------------

2000
Net revenue                                  $ 9,264       $ 12,987       $ 22,251
Long-lived assets excluding goodwill           4,449            959          5,408
                                       -------------------------------------------


1999
Net revenue                                      $ 0       $ 14,380       $ 14,380
Long-lived assets excluding goodwill             $ 0       $  1,115       $  1,115


-----------------------------------------------------------------------
                                                                Page 30

ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


20.  PRO FORMA INFORMATION

     The following unaudited pro forma combined information of the Company for the year ended December 31, 2000 and 1999 gives effect to the acquisitions, disclosed in Note 3, as if they were effective at January 1, 2000 and 1999. The Company did not acquire any businesses during 2001. The statement gives effect to the acquisitions under the purchase method of accounting.

     The unaudited pro forma information may not be indicative of the results that would have actually occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma information should be read in conjunction with the combined financial statements and notes thereto of the Company.

                                                 UNAUDITED
                                                 PRO FORMA
                                                DECEMBER 31,
                                        ---------------------------

                                            2000           1999
                                        ---------------------------

      Total revenue                     $ 35,443       $ 34,193
      Net loss                            (7,059)        (5,866)


21.  SUMMARIZED QUARTERLY DATA (UNAUDITED)

                               FIRST         SECOND          THIRD         FOURTH           FULL
                             QUARTER        QUARTER        QUARTER        QUARTER           YEAR
                            --------------------------------------------------------------------
      2001

      Total revenue         $ 10,204        $ 8,450        $ 9,200       $  7,884       $ 35,738

      Gross profit             4,294          3,392          3,324          2,429         13,439


      Net loss                (2,011)        (3,844)        (4,003)        (7,551)(a)    (17,409)
      ------------------------------------------------------------------------------------------
      2000

      Total revenue         $  3,923        $ 4,066        $ 6,732       $  7,530       $ 22,251

      Gross profit             1,691          1,861          2,925          2,823          9,300

      Net income (loss)          (64)            50            207         (4,063)(b)     (3,870)
      ------------------------------------------------------------------------------------------

     (a) The fourth quarter 2001 results include interest on IBM debt in the amount of


-----------------------------------------------------------------------
                                                                Page 31




ADVANCED WIRELESS GROUP
-----------------------------------------------------------------------
Notes to Combined Financial Statements (Continued)


         $1,591 and goodwill impairment in the amount of $726.

     (b) The fourth quarter 2000 results include amortization of Digital Angel goodwill in the amount of $2,180. Digital Angel was acquired on September 8, 2000.


-----------------------------------------------------------------------
                                                                Page 32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financials statement and related notes thereto.

OUR BUSINESS

    Our business consists of: Digital Angel Corporation (Digital Angel) and Timely Technology Corp. (Timely), which are wholly-owned subsidiaries of Applied Digital Solutions, Inc. (ADS), and Signature Industries, Limited (Signature), which is an 85.0% owned subsidiary of ADS. We are engaged in the development and commercialization of proprietary technologies used to identify, locate and monitor people, animals and objects. Digital Angel is the result of the merger in September 2000 of Destron Fearing Corporation and Digital Angel.net, Inc. ADS purchased Timely in April 2000 and Signature in June 1998. Our business is organized into four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communication and Other. Digital Angel operates the Animal Tracking and Digital Angel Technology segments.

Animal Tracking

    The Animal Tracking segment develops, manufactures, and markets radio, electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. This segment, which became part of us in September 2000, had gross sales of approximately $22.1 million, or approximately 61.8% of the gross sales of the Advanced Wireless Group for the year ended December 31, 2001.

    The Animal Tracking segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. Digital Angel holds patents on its syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

    The Animal Tracking segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again(TM)," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. The Animal Tracking segment also includes partnerships with a variety of other companies outside the United States to market Digital Angel's products. The Animal Tracking segment has an established infrastructure with readers placed in approximately 6,000 domestic animal shelters, which constitutes approximately 70.0% of the market. Approximately 10,000 veterinary clinics, or an estimated 66.0% of United States clinics, use the "Home Again(TM)" system for pet identification. Over one million companion animals in the United States have undergone microchipping resulting in approximately 3,000 pet recoveries in the United States each month.

    In addition to pursuing the market for permanent identification of companion animals, the Animal Tracking segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags.

    The Animal Tracking segment also produces and markets products to promote permanent electronic identification of livestock. The Advanced Wireless Group's management believes that, as the size of farms has increased, automated, permanent individual identification has become a necessary tool for managing large livestock herds. The tracking of cattle and hogs is crucial for asset management, disease control and food safety. Advanced Wireless Group management believes that implantable electronic identification devices will be used in an increasing number of programs to manage herds, improve genetics, reduce the loss of livestock, implement feeding programs, and track, control and eradicate diseased livestock.

    The United States Department of Agriculture (USDA) has given clearance for implanting microchips in food animals, enabling the Advanced Wireless Group to market its electronic identification products to the United States livestock market. Implantation of the segment's electronic microchips was previously cleared by the FDA, subject to a determination by the USDA as to anatomical implant sites in livestock animals. The USDA has identified four implantation sites, all in inedible tissue, where it has been demonstrated there will be minimal or no migration of the implanted device. The Animal Tracking segment is now able to promote actively its implantable system in the United States, and anticipates that USDA clearance will result in increased use of microchips in connection with disease control programs.

Digital Angel Technology

    The Digital Angel Technology segment of the Advanced Wireless Group is a development stage business. This segment develops and markets advanced technology to gather location data and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its Digital Angel technology. Digital Angel technology is the integration and miniaturization into marketable products of three technologies: wireless communication (e.g. cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems). After the Digital Angel technology gathers location data and local sensory data and communicates that data to an operations center, the operations center can then perform an action based on the data received (e.g., alert a doctor or update shipment information). The Advanced Wireless Group's management plans to introduce this technology into a variety of products to suit different applications ranging from medical monitoring to asset management. These products have been in the developmental stage from April 1998 through November 2001. The first Digital Angel technology product was launched in November 2001.

    The Digital Angel Technology segment has not produced any products or generated any substantial revenue. Additionally, there are no contracts in place for the Digital Angel technology that will provide any significant revenue in the future. Approximately $6.1 million has been incurred to-date on the development of the Digital Angel technology. Previously, the development and introduction of the Digital Angel products were funded through the profits of the Animal Tracking segment and by advances from ADS. The Advanced Wireless Group will need to obtain additional capital to develop fully and market this technology.

Digital Angel Delivery System

    We have developed a system for managing the data to be communicated from products using the Digital Angel technology. We refer to this system as the Digital Angel Delivery System (DADS). DADS manages data in an application-specific format. DADS works by combining highly complex software that is responsible for data collection and delivery with the advanced infrastructure needed to operate it. The DADS software is divided into the following interconnected functional segments:

    o Data Collection. This component is responsible for acquiring real-time data from the devices incorporating the Digital Angel Technology (e.g., location, temperature and identifying information). DADS collects the data received from devices using the technology, identifies the source of data and routes it to the appropriate middle tier components.

    o Business Intelligence. This component incorporates the data storage capabilities, data analysis functions, application specific algorithms and the notification engine.

    o Data Delivery. This component provides data storage, retrieval services and a delivery service, which allow information delivery via a variety of channels (e.g., web browsers, wireless devices, cell phones, pagers, e-mail, embedded devices or other devices).

    We anticipate that ongoing contracts to service products using the Digital Angel technology will provide substantial revenues once the Digital Angel technology is successfully developed and marketed. We have not yet entered into any such contracts.

    Timely operates DADS. Timely is also engaged in the business of software and systems development for Digital Angel, including management information systems used in Digital Angel's Animal Tracking business, the design and marketing of financial and accounting software packages for school districts, processing the data associated with product returns for customers on a contract basis and other services. The Digital Angel Delivery System segment, which became part of us in April 2000, had gross sales of approximately $2.5 million, or approximately 7.0% of the gross sales of the Advanced Wireless Group for the year ended December 31, 2001.

Radio Communications and Other

    Signature Industries operates the Radio Communications and Other business. This segment consists of the design, manufacture and support of secure GPS enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high-grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets.

    The Radio Communications and Other segment had gross sales of approximately $11.1 million, or approximately 31.2% of the gross sales of the Advanced Wireless Group for the year ended December 31, 2001.

    Digital Angel, Timely Technology and Signature Industries are subsidiaries of ADS located at 490 Villaume Avenue, South St. Paul, Minnesota 55075. Their telephone number is 651-455-1621. Digital Angel, Timely Technology, Signature Industries and ADS are affiliates of MAS.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000 AND FISCAL YEAR ENDED DECEMBER 31, 1999.

NET LOSS

    Net loss was $17.4 million, $3.9 million and $1.0 million in 2001, 2000 and 1999, respectively. The net loss in 2001 and 2000 was primarily the result of goodwill amortization associated with the acquisitions of Digital Angel and Timely during 2000 and research and development expenses incurred in connection with the Digital Angel Technology and Animal Tracking segments. Also, we attribute a portion of the loss for 2001 to the allocation of interest expense associated with ADS's borrowings under their credit agreement with IBM Credit Corporation. The net operating results for 1999 consist of the performance of the Radio Communications and Other segment as more fully discussed below.

    The following table summarizes our results of operations as a percentage of net operating revenue for the years ended December 31, 2001, 2000 and 1999 and is derived from our financial statements.


                                              YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                             ------------   ------------   ------------
                                                 2001           2000           1999
                                             ------------   ------------   ------------
                                                  %               %             %
Product revenue..........................        93.0           88.1          100.0
Service revenue..........................         7.0           11.9             --
Cost of products sold....................        61.0           58.7           55.4
Cost of services sold....................        81.3           54.2             --
Total cost of products and services sold.        62.4           58.2           55.4
Gross profit.............................        37.6           41.8           44.6
Selling, general and administrative              29.3
  expense................................                       35.2           48.3
Research and development expense.........        14.2           10.0             --
Depreciation and amortization............        34.5           13.3            3.9
Interest income..........................          --           (0.1)            --
Interest expense.........................         5.9            0.5            0.3
                                                -----          -----          -----
(Loss) income from operations before
  provision for income taxes and minority
  interest...............................       (48.3)         (17.1)          (7.9)
Provision for income taxes...............         0.1            0.3             --
                                                -----          -----          -----
(Loss) income from operations before
  minority interest......................       (48.4)         (17.4)          (7.9)

Minority interest........................         0.6             --            1.2
Equity in Net Loss of Affiliate..........         0.9             --             --
                                                -----          -----          -----
(Loss) income from operations............       (48.7)         (17.4)          (6.7)
                                                =====          =====          =====


NET LOSS

Net loss for the three years ended December 31, 2001, 2000 and 1999 each of the operating segments was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------
                                                                 (amounts in thousands)
           Animal Tracking.....................          $ (9,806)      $(2,335)       $  --
           Digital Angel Technology............            (4,040)       (2,038)          --
           Digital Angel Delivery System.......            (2,333)          526           --
           Radio Communications and Other......            (1,230)          (23)        (968)
                                                         --------       -------        -----
           Total...............................          $(17,409)      $(3,870)       $(968)
                                                         ========       =======        =====

Net loss as a percentage of revenue for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------
                                                             %             %             %
           Animal Tracking.....................            (44.4)        (35.3)          --
           Digital Angel Technology............              N/A           N/A           --
           Digital Angel Delivery System.......            (92.6)         19.9           --
           Radio Communications and Other......            (11.0)         (0.2)         (6.7)
                                                           -----         -----          ----
           Total...............................            (48.7)        (17.4)         (6.7)
                                                           =====         =====          ====

    The Animal Tracking segment had a net loss of $9.8 million, or 44.4% of revenue, for 2001 and $2.3 million, or 35.3% of revenue, for 2000 due primarily to the amortization of goodwill associated with the acquisition of Destron Fearing on September 8, 2000. In addition, we attribute a portion of the net loss for 2001 to the allocation of interest expense associated with ADS's indebtedness to its lender, IBM Credit Corporation. We did not generate net income or loss from this segment during 1999.

    The Digital Angel Technology segment had a net loss of $4.0 million for 2001 and $2.0 million for 2000. We attribute the losses primarily to research and development expenses. The Digital Angel Technology segment was founded in late 1999 and research and development of products began during 2000. The Digital Angel product was launched in late November 2001.

    The Digital Angel Delivery System segment had a net loss of $2.3 million, or 92.6% of revenue, for 2001, and net income of $0.5 million, or 19.9% of revenue, for 2000. We attribute the loss for 2001 primarily to the amortization of goodwill associated with the acquisition of Timely, acquired on April 1, 2000 and the amortization of software acquired during the second quarter of 2001. In addition, we attribute a portion of the net loss in 2001 to the allocation of interest expense associated with ADS's indebtedness to its lender, IBM Credit Corporation. The net income generated during 2000 resulted from web hosting and transaction processing support services. We did not generate net income or loss from this segment during 1999.

    The Radio Communications and Other segment had a net loss of $1.2 million for 2001, $0.02 million for 2000 and $1.0 million for 1999. We attribute the net loss for 2001 primarily to a decline in sales, and related gross profits, in the electrical parts and mobile data businesses. In addition, we attribute a portion of the net loss for 2001 to the allocation of interest expense associated with ADS's indebtedness to its lender, IBM Credit Corporation. We attribute the improved operating performance during 2000 primarily to a reduction in selling, general and administrative expense.

REVENUE

    Revenue from operations for 2001 was $35.7 million, an increase of $13.5 million, or 60.6%, from 2000. Revenue for 2000 was $22.3 million, an increase of $7.9 million, or 54.9%, from $14.4 million for 1999.

Revenue for the three years ended December 31, 2001, 2000 and 1999 each of the operating segments was as follows:

                                                         YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                        ------------   ------------  ------------
                                                            2001           2000          1999
                                                        ------------  ------------  ------------
                                                                 (amounts in thousands)
                  Animal Tracking -- Product...........    $22,074        $ 6,618       $    --
                  Digital Angel Technology -- Product..         --             --            --
                  Digital Angel Delivery System --           2,520          2,647            --
                    Service............................
                  Radio Communications and
                    Other -- Product...................     11,144         12,986        14,380
                                                           -------        -------       -------
                  Total................................    $35,738        $22,251       $14,380
                                                           =======        =======       =======


    The Animal Tracking segment's revenue increased $15.5 million for 2001 compared to 2000, and increased $2.2 million for 2001 when compared to 2000 on an annualized basis. We attribute the increase in revenue on an annualized basis to increased sales of pet ID products in the US and European markets. The $6.6 million increase in revenue during 2000 was due to the acquisition of Destron Fearing on September 8, 2000. We did not generate revenue from this segment during 1999.

    The Digital Angel Technology segment launched its first product in a limited test market during the latter part of November 2001; accordingly, revenue from this segment will commence during 2002.

    The Digital Angel Delivery System segment revenue decreased $0.1 million for 2001 compared to 2000, however, revenue decreased $1.0 million for 2001 when compared to revenue for 2000 on an annualized basis. We attribute the decrease in revenue on an annualized basis primarily to the completion of existing client projects. Revenue increased $2.6 million in 2000 compared to 1999. Timely Technology, acquired on April 1, 2000, contributed all of the increase. We did not generate revenue from this segment during 1999.

    The Radio Communications and Other segment's revenue decreased by $1.9 million, or 14.2%, for 2001 compared to 2000 and decreased $1.4 million, or 9.7%, for 2000 compared to 1999. We attribute the decrease during 2001 to a decline in sales of the electrical parts and mobile data businesses. We attribute the decrease during 2000 to the loss of a manufacturing contract in mid-1999.

GROSS PROFIT AND GROSS PROFIT MARGIN

    Gross profit from operations for 2001 was $13.4 million, an increase of $4.1 million, or 44.5%, from 2000. Gross profit from operations for 2000 was $9.3 million, an increase of $2.9 million, or 45.3%, from $6.4 million in 1999. Gross profit margin was 37.6%, 41.8% and 44.6%, of revenue for the years ended December 31, 2001, 2000 and 1999, respectively.

Gross profit from operations for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:


                                                            YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                           DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                           ------------   ------------  ------------
                                                               2001           2000          1999
                                                           ------------   ------------  ------------
                                                                     (amounts in thousands)
         Animal Tracking -- Product............              $ 7,822        $ 2,201        $    --
         Digital Angel Technology -- Product...                   --             --             --
         Digital Angel Delivery System --
           Service.............................                  473          1,213             --
         Radio Communications and
           Other -- Product....................                5,144          5,886          6,416
                                                             -------        -------        -------
         Total................................               $13,439        $ 9,300        $ 6,416
                                        .                    =======        =======        =======

Gross profit margin from operations for the three years ended December 31, 2001, 2000 and 1999 for each operating segment was as follows:

                                                            YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                           DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                           ------------   ------------  ------------
                                                               2001           2000          1999
                                                           ------------   ------------  ------------
                                                                 %              %             %
                  Animal Tracking -- Product............        35.4           33.3           --
                  Digital Angel Technology -- Product...         --             --            --
                  Digital Angel Delivery System --              18.8           45.8           --
                    Service.............................
                  Radio Communications and
                    Other -- Product....................        46.2           45.3          44.6
                                                                ----           ----          ----
                  Total.................................        37.6           41.8          44.6
                                                                ====           ====          ====

    The Animal Tracking segment's gross profit increased $5.6 million for 2001 compared to 2000 increase $1.2 million for 2001 when compared to 2000 and an annualized basis. We attribute the increase primarily to the previously discussed increase in sales Gross profit increased $2.2 million in 2000 from 1999 due to the acquisition of Destron Fearing on September 8, 2000. Margins were 35.4%, 33.3% and 0.0% in 2001, 2000 and 1999, respectively. Gross profit and margins increased for 2001 compared to 2000 due to a favorable product mix in electronic products. This segment did not contribute gross profit during 1999.

    The Digital Angel Technology segment launched its first product in a limited test market during the latter part of November 2001; accordingly, gross profit from this segment will commence during 2002.

    The Digital Angel Delivery System segment's gross profit decreased $0.7 million for 2001 compared to 2000 and decreased $1.1 million for 2001 when compared to annualized gross profit for 2000. We attribute the decrease in 2001 gross profit to the previously discussed decline in sales and increased investment in software engineering to support the development of DigitalAngel(TM) product. Gross profit increased $1.2 million for 2000 compared to 1999. Timely Technology acquired on April 1, 2000, contributed all of the increase. The gross profit generated during 2000 resulted from sales of web hosting and transaction processing support revenues. The Advanced Wireless Group did not generate gross profit from this segment during 1999. The gross margin percentage was 18.8% and 45.8% during 2001 and 2000, respectively.

    The Radio Communications and Other segment's gross profit decreased by $0.7 million, or 12.6%, for 2001 compared to 2000 due to the previously discussed decline in sales. Gross profit decreased by $0.5 million, or 8.3%, for 2000 compared to 1999 due to the loss of a manufacturing contract in mid-1999. The gross margin percentage was 46.2 %, 45.3% and 44.6% during 2001, 2000 and 1999, respectively. The increase in margins during 2001 was attributed to improved product mix in the GPS locator products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling general and administrative expense from operations was $10.5 million for 2001, an increase of $2.7 million, or 34.6%, from $7.8 million in 2000. Selling, general administrative expense for 2000 increased $0.9 million, or 13.0%, from $6.9 million in 1999. As a percentage of revenue, selling, general and administrative expense was 29.3%, 35.2% and 48.3%, 2001, 2000 and 1999, respectively.

Selling, general and administrative expense for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------
                                                                 (amounts in thousands)
           Animal Tracking.................               $ 4,888       $ 1,955       $    --
           Digital Angel Technology........                    --            --            --
           Digital Angel Delivery System...                   451           508            --
           Radio Communications and Other..                 5,128         5,367         6,948
                                                          -------       -------       -------
           Total...........................               $10,467       $ 7,830       $ 6,948
                                                          =======       =======       =======

Selling, general and administrative expense as a percentage of revenue for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------
                                                              %             %             %
           Animal Tracking.................                 22.1          29.5            --
           Digital Angel Technology........                   --            --            --
           Digital Angel Delivery System...                 17.9          19.2            --
           Radio Communications and Other..                 46.0          41.3          48.3
                                                            ----          ----          ----
           Total...........................                 29.3          35.2          48.3
                                                            ====          ====          ====

    The Animal Tracking segment's selling, general and administrative expense increased $2.9 million for 2001 from 2000 and decreased $1.0 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, selling, general and administrative expense decreased to 22.1% from 29.5% in 2000. We attribute the decrease in selling, general and administrative expense on an annualized basis to reduced expenses for legal, accounting and investor relations. The increase in 2000 was the result of the acquisition of Destron Fearing in September 2000. Accordingly, selling, general and administrative expense was not incurred for this segment during 1999.

    The Digital Angel Technology segment was founded in late 1999 and was in the product development stage during the majority of 2001, and all of 2000 and 1999. Accordingly, it did not incur selling, general and administrative expenses during the periods presented.

    The Digital Angel Delivery System segment's selling, general and administrative expenses decreased $0.06 million in 2001 as compared to 2000. Selling, general and administrative expense increased $0.2 million for 2001 when compared to 2000 on an annualized basis. We attribute the increase for 2001 to investment spending to support the introduction of the Digital Angel(TM) products. Selling, general and administrative expense increased $0.5 million in 2000 from 1999. Timely Technology, acquired on April 1, 2000, contributed all of the increase. Accordingly, the Advanced Wireless Group did not incur selling, general and administrative expense from this segment during 1999.

    The Radio Communications and Other segment's selling, general and administrative expenses decreased $0.2 million for 2001 and as a percentage of revenue increased to 46.0% from 41.3% for 2000. Selling general and administrative expense decreased $1.6 million for 2000 compared to 1999 and as a percentage of revenue decreased to 41.3% from 48.3% in 1999 primarily as a result of a staff reduction.


RESEARCH AND DEVELOPMENT EXPENSE

    Research and development expense from operations was $5.1 million for 2001, an increase of $2.9 million, or 131.8%, from $2.2 million in 2000. We did not incur research and development expense during 1999. As a percentage of revenue, research and development expense was 14.2% and 10.0% for 2001 2000, respectively.

Research and development expense for the years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------

           Animal Tracking.................               $ 1,057       $   197         $ --
           Digital Angel Technology........                 4,014         2,038           --
           Digital Angel Delivery System...                    --            --           --
           Radio Communications and Other..                    --            --           --
                                                          -------       -------         ----
           Total...........................               $ 5,071       $ 2,235         $ --
                                                          =======       =======         ====

    The Animal Tracking segment research and development expense increased $0.9 million for 2001 from 2000 and increased $0.5 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, research and development expense increased to 4.8% from 3.0% in 2000. We attribute the increase in research and development expense to investments made to develop products in the livestock and fisheries businesses. Research and development expense increased in 2000 by $2.2 million. The increase in 2000 was the result of the acquisition of Destron Fearing in September 2000. Accordingly, research and development expense was not incurred for this segment during 1999.

    The Digital Angel Technology segment was founded in late 1999 and research and development of products began during 2000. We attribute these expenses primarily to the development of the Digital Angel product.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense from operations was $12.3 million in 2001, an increase of $9.4, or 316.3% from 2000. Depreciation and amortization expense was $3.0 million in 2000, an increase of $2.4 million, or 400.0%, from 1999. As a percentage of revenue, depreciation and amortization expense was 34.5%, 13.3% and 3.9% for 2001, 2000 and 1999, respectively.

    In conjunction with the our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, reduced the lives to periods ranging from 5 to 10 years, from periods ranging from 10 to 20 years, to reflect current economic trends associated with the nature of recent acquisitions. The impact in 2000 of this change was an increase in amortization of approximately $1.0 million.

Depreciation and amortization expense for the three years ended December 31, 2001, 2000 and 1999 for each of the operating segments was as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        ------------  ------------  ------------
                                                            2001          2000          1999
                                                        ------------  ------------  ------------

         Animal Tracking.................                 $ 9,385       $ 2,314        $  --
         Digital Angel Technology........                      25            15           --
         Digital Angel Delivery System...                   2,310           120           --
         Radio Communications and Other..                     611           513          565
                                                          -------       -------        -----
         Total...........................                 $12,331       $ 2,962        $ 565
                                                          =======       =======        =====

    We attribute the increases in depreciation and amortization expense for the Animal Tracking and Digital Angel Delivery System segments for 2001 and 2000 primarily to goodwill amortization resulting from the acquisitions of Destron Fearing Corporation and Timely in 2000. We attribute the increase for 2001 compared to 2000 for the Radio Communications and Other segment to the change in the goodwill life from 20 to 10 years effective October 1, 2000, and the decrease for 2000 compared to 1999 to reduced levels of capital investment during 1999.


ASSET IMPAIRMENT

     Our Radio Communications and Other segment incurred an impairment charge of $0.7 million for the year ended December 31, 2001 in connection with the impairment of goodwill associated with a prior acquisition.

INTEREST EXPENSE

    Interest expense was $2.1 million, $0.1 million and $0.04 million for 2001, 2000 and 1999, respectively. Interest expense for 2001 was attributed primarily to an allocation of interest expense associated with the borrowings under the IBM credit agreement for the fourth quarter of 2001. Because the outstanding borrowings were not considered an obligation of ours until September 30, 2001, interest has only been allocated to us during the fourth quarter of 2001. Interest expense for 2000 and 1999 was a function of the level of outstanding debt and is principally associated with notes payable and advances from ADS.

INCOME TAXES

    The Advanced Wireless Group had an effective income tax rate of 0.0% and 2.0% for 2001 and 2000, respectively. We did not incur a provision for income taxes for 1999. Differences in the effective income tax rates from the statutory federal income tax rates arise primarily from the increase or reduction of valuation allowances related to net operating loss carryforwards, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. We have recorded valuation allowances against certain of our gross deferred tax assets because the realization of those assets is dependent on future earnings, which are uncertain. During 2001 and 2000, Digital Angel and Timely, our United States companies, were included in ADS's consolidated federal income tax return.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 2001, cash and cash equivalents totaled $0.6 million, an increase of $0.4 million, or 200.0%, from $0.2 million at December 31, 2000. The Advanced Wireless Group utilized a cash management system to apply excess cash on hand against advances due to ADS. Cash used in operating activities totaled $3.2 million for 2001. The use of cash was due to the net loss, after adjusting for non-cash charges, and increases in accounts receivable and inventory. Partially offsetting these uses of cash were increases in cash from accounts payable and accrued expenses and prepaid expenses. During 2000, cash of $1.4 million was used. The use of cash was due to the net loss, after adjusting for non-cash charges, and increases in inventory and prepaid expenses. Partially offsetting the uses was $0.8 million from accounts receivable.

    Accounts receivable, net of allowance for doubtful accounts, remained relatively constant at $5.4 million at December 31, 2001 from $5.3 million at December 31, 2000.

    Inventory levels increased by $0.4 million, or 7.4%, to $5.8 million at December 31, 2001 compared to $5.4 million at December 31, 2000. We attribute the increase in inventory to normal seasonal fluctuations in response to the timing of customer shipping orders.

    Current assets increased by $1.1 million, or 9.6%, to $12.5 million at December 31, 2001 compared to $11.4 million at December 31, 2000. We attribute the increase primarily to increases in cash and inventories as discussed above.

    Property and equipment increased by $9.1 million, or 168.5%, to $14.5 million at December 31, 2001 compared to $5.4 million at December 31, 2000. This increase was due primarily to the acquisition of software associated with the Digital Angel Delivery System during 2001.

    Goodwill decreased to $72.9 million at December 31, 2001 compared to $77.6 million at December 31, 2000 due to amortization. The amortization was partially offset by an increase in goodwill associated with an earnout payment achieved in the second quarter of 2001.

    Investment in Affiliate, was $6.8 million at December 31, 2001. This investment relates to our acquisition of a 16.6% interest in MAS during February of 2001.

    Accounts payable increased by $1.2 million, or 46.2%, to $3.8 million at December 31, 2001 from $2.6 million at December 31, 2000. The increase is a result of improved management of cash.

    Accrued expenses increased by $0.2 million, or 11.1%, to $2.0 million at December 31, 2001 from $1.8 million at December 31, 2000. We attribute the increase primarily to Digital Angel(TM) related expenses.

    Current liabilities increased by $83.9 million, or 1864.4%, to $88.4 million at December 31, 2001 compared to $4.5 million at December 31, 2000. This increase was primarily due to the allocation of ADS's outstanding borrowings under its USA revolving credit line and term loans with IBM Credit Corporation. These borrowings, which totaled $82.6 million, have been reflected as a current obligation of ours at December 31, 2001 as a result of ADS's determination that it would not be able to repay its obligations under its credit line and term loans with IBM Credit Corporation. IBM Credit Corporation maintains liens and security interests in the common stock and assets of our businesses, which necessitated the allocation of ADS's obligations to our financial statements at December 31, 2001. See Note 2 to our Combined Financial Statements for the Years Ended December 31, 2001 and 2000 and the discussion below under the heading Debt Covenant Compliance and Liquidity.

    Long-term debt and notes payable remained relatively constant at $2.4 million and $2.5 million at December 31, 2001 and December 31, 2000, respectively. Long-term debt and notes payable consists of mortgage notes payable collateralized by land and buildings.

    Investing activities used cash of $1.3 million for 2001 and provided cash of $1.1 million for 2000.

During 2001, $1.3 million was spent to acquire property and equipment. During 2000, $1.9 million was provided by acquired businesses and $.08 million was spent to acquire property and equipment.

    Financing activities provided cash of $4.9 million for 2001 and $0.4 million for 2000. We attribute this activity primarily to additional investment by ADS. In addition, during 2000, we used $0.2 million to pay notes payable.

    We incurred research and development expense of $5.1 million and $2.2 million during 2001 and 2000, respectively. Since inception, the Advanced Wireless Group has incurred research and development expense of approximately $7.3 million. These expenses have been funded by a combination of advances from ADS and from cash provided by operations. During the next twelve months we are projecting that it will incur additional research and development expense ranging from $2.0 million to $4.0 million and anticipate funding this expense primarily from cash provided by operations.


DEBT, COVENANT COMPLIANCE AND LIQUIDITY

    ADS maintains a term and revolving credit agreement with IBM Credit (IBM Credit). The IBM credit agreement provides for a revolving credit line in the United States, a revolving credit line in Canada and certain term loans. Under the credit agreement in effect at December 31, 2001, IBM Credit maintains liens and security interests in the outstanding capital stock of the businesses comprising us as well as liens on and security interests in the assets our businesses. These liens and security interests collateralize borrowings under the United States revolving credit line and term loans.

    ADS generated a significant loss from operations in 2000. As a result, ADS was not in compliance with certain financial covenants of the IBM credit agreement as of December 31, 2000. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001. In connection with the amendment on March 30, 2001, Digital Angel granted IBM Credit Corporation warrants to acquire 1.2 million shares of Digital Angel's common stock valued at $0.3 million. As of the March 30, 2001 amendment, ADS was in compliance with the revised covenants.

    The IBM credit agreement contains certain quarterly financial covenants, which became more restrictive during 2001. ADS anticipated that it would continue to comply in 2001 with the quarterly financial covenants in the IBM credit agreement. Management's business plans for ADS anticipated year to year increases in revenues due to increased volumes, improved working capital management, reduced capital spending, successful implementation of on-going cost savings initiatives, improved operating efficiencies, and the disposition of non-core businesses.

    ADS was not in compliance with its minimum EBITDA (as defined in the IBM credit agreement) or collateral shortfall covenants at June 30, 2001. ADS was also not in compliance with the minimum EBITDA, Tangible Net Worth and Current Assets to Current Liabilities covenant requirements at September 31, 2001 and it again had a collateral shortfall. As of December 31, 2001, ADS was not incompliance with various financial covenants, including: negative Tangible Net Worth of $71.8 million, or $37.3 million less than the minimum requirement, actual EBITDA was a negative $142.2 million, or $153.2 million less than the Minimum EBITDA covenant, Current Assets to Current Liabilities was 0.33 to 1.0 compared to a minimum requirement of 0.80 to 1.0 and ADS had a collateral shortfall of $42.7 million, or $35.7 million more than the allowable shortfall of $7.0 million. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

    The total amounts outstanding on March 27, 2002, the effective date of the new credit agreement, were $82.6 million. As part of the amendments to the agreement with IBM Credit, ADS paid bank fees of $0.4 million in April 2001 and $0.3 million in March 2002 and issued warrants to IBM Credit valued at $1.9 million in April 2001. The bank fees and fair value of the warrants are recorded as deferred financing fees and are being amortized over the life of the debt as interest expense.

    As a result of the events of default under the IBM credit agreement and continued operating losses in fiscal 2001, it was determined during the third quarter of fiscal 2001, that substantial doubt exists about ADS's ability to continue as a going concern. At December 31, 2001, outstanding borrowings under the United States revolving credit line and term loans totaled $82.6 million. ADS does not currently have the funds available to repay the borrowings under the IBM credit agreement. Accordingly, the $82.6 million of outstanding borrowings was allocated to us at September 30, 2001 and has been reflected as a current obligation in the December 31, 2001 combined balance sheet. Interest associated with the borrowings was allocated to us from the period September 30, 2001 to December 30, 2001. Because the outstanding borrowings were not considered our obligation until September 30, 2001, interest has only been allocated to the us from September 30, 2001. Under the terms of the agreement and plan of merger with MAS, the common stock and assets of the three subsidiaries comprising us will be released from all liens and security interests under the IBM credit agreement, and the shares of MAS common stock beneficially owned by ADS upon completion of the merger will be pledged to IBM as collateral for the debt.

    On March 1, 2002, ADS and Digital Angel Share Trust, a newly created Delaware business trust, and IBM Credit entered into a Third Amended and Restated Term Credit Agreement. The new credit agreement became effective on March 27, 2002 the effective date of the merger between Digital Angel and MAS. Amounts outstanding under the new credit agreement bear interest at an annual rate of 17% and mature on February 28, 2003. No principal or interest payments are due until the maturity date. However, the maturity date will be extended for consecutive one-year periods if ADS repays at least 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2003 and an additional 40% of the original principal amount outstanding plus accrued interest and expenses prior to February 28, 2004. In any event, all amounts outstanding will be required to be repaid by August 15, 2005. If all amounts are not repaid by February 28, 2003, the unpaid amount will accrue interest at an annual rate of 25%. If not repaid by February 28, 2004, the interest rate increases to 35%.

    On March 27, 2002, upon completion of the merger between Digital Angel and MAS, in satisfaction of a condition to the consent to the merger by IBM Credit, ADS transferred to a Delaware business trust controlled by an advisory board all of the shares of MAS common stock owned by it and, as a result, the trust has legal title to approximately 77.15% of the MAS common stock. The trust has voting rights with respect to the MAS common stock until the ADS's obligations to IBM Credit are repaid in full. The trust may be obligated to liquidate the shares of MAS common stock owned by it for the benefit of IBM Credit Corporation in the event the ADS fails to make payments, or otherwise defaults, under its new credit agreement with IBM Credit.

    To date, financing from acquisitions, ADS's advances and revenue generated from operations have been our primary sources of funding. However, we do not anticipate receiving additional advances from ADS. ADS's new credit agreement does not provide for further advances by IBM Credit. We estimate that we will need to obtain approximately $5 million to $7 million in additional funding over the next twelve months in order to continue our efforts to implement our business plan. As a result, the combined company will need to obtain additional capital in the near future. As of the date of these statements, we have held discussions with several banks and an asset based lender regarding a credit facility. Our capital requirements depend on a variety of factors, including, but not limited to, the rate of increase or decrease in

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its existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions. Providing we are successful in obtaining the credit facility and in raising additional equity capital, of which there can be no assurance, management believes that we will have the financial resources to meet its future business requirements for at least the next twelve months.

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